Exhibit 10.1

One Technology Drive / P.O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605 / Fax: 860.779.5509
May 9, 2014

David Mathieson 12015 E Ironwood Drive Scottsdale AZ 85259-5103

Dear David:

It is a pleasure to confirm Rogers' offer of employment to you for the Vice President and Chief Financial Officer position.  This offer is contingent upon passing our pre-employment drug and background screens.  The information for the drug screen is enclosed.  Upon acceptance, please bring the form as well as photo identification to one of the sites listed (see enclosure) as soon as possible.

By Company policy, your employment would be based upon the following terms, policies, and practices:

1. The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:

●	Your starting salary will be $360,000 per year, which is paid at a bi-weekly rate of $13,846.16. Your first performance and salary review will be in March 2015.

●
Effective for the 2014 fiscal year, you are eligible for the Annual Incentive Award program (AICP) with a target of 55% of your base salary. Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as high as 200% of your target incentive.  Actual awards are prorated according to start date.  Please refer to the enclosed AICP brochure for further details explaining AICP.

●	You will receive a special new hire stock grant of restricted stock units with an initial grant value of $300,000. split as follows:
o	50% in Time-Based Restricted Stock Units – (three year ratable vesting)
o	50% Performance-Based Restricted Stock Units – (three year performance period)
▪	Three year total shareholder return (TSR) 60% weighting
▪	Three year return on invested capital (ROIC) 40% weighting Both of these measures are compared to a specified group of peer companies

The total number of stock units will be based according to the average closing stock price for the 30 days prior to your start date.

●
Additionally, you will be eligible for the 2015 annual long-term incentive grant.  This grant would be comprised of time based restricted stock units and performance based stock units. The grant value and subsequent number of shares or units you would receive are determined in 2015 and presented to the Board of Directors’ Compensation & Organization Committee for review and approval.

2.
We will provide a flexible benefits package that presently contains choices in medical and dental insurance, flexible spending accounts, vision care and life insurance.  In addition, we also provide salary continuation for short-term disability, long-term disability insurance, vacation and holiday pay, a 401(k) plan (Rogers Employee Savings and Investment Plan) with a Company-matching contribution, Employee Stock Purchase Plan, and tuition reimbursement.  We have enclosed information describing these programs. Additionally, prior to your start date you will be receiving an email from ‘Rogers Welcomes You.’  This email will provide information and forms to assist you in your on-boarding process; please take some time to review it prior to your first day. As with other organizations, our benefits package may change from time to time.  As this occurs, we inform employees as quickly as practical.  If you have any questions regarding benefits please contact Sara Dionne, Director, Human Resources, at 860-779-4055.

3.
As a condition of employment, you will be asked to sign an agreement regarding confidentiality of trade secrets and confidential business information (Employment, Invention, Confidentiality and Non-Compete Agreement).  This document is enclosed for your review and will have to be signed at the time you start work with Rogers.

4.
Your employment is “at will” and it is Rogers' policy not to enter into employment contracts.  Verbal representations by Rogers' managers and supervisors do not create a binding agreement.  If a contractual employment relationship were to be established, it must be in writing and signed by the Company President.

5.
You will be provided with an Officer Special Severance Agreement which provides certain benefits in the event that either Rogers (or its successor) terminates your employment without “Cause” or you resign due to “Constructive Termination” during the two year period beginning on the date of a “Change in Control,” as such terms are defined in the Officer Special Severance Agreement.  Please note that the treatment of equity awards issued by Rogers upon a Change in Control is described in the Officer Special Severance Agreement.  The enhanced severance benefits under your Change in Control agreement are in lieu of the severance benefits you would be entitled under any other severance arrangements prior to a Change in Control.  The details of these severance provisions will be further described in Agreement that you will receive under separate cover.

This offer of employment will remain open until May 16, 2014.

I look forward to having you join Rogers and working together.

Sincerely,

Bruce Hoechner
President and Chief Executive Officer

Upon your acceptance please sign and date on the space provided below and return in the enclosed envelope.

Accepted: [signature] Date: May 11th 2014

Anticipated Start Date: 19th May 2014

Enclosures:

Employment, Invention, Confidentiality and Non-Compete Agreement
Forensic Drug Testing Custody and Control Form
List of Quest Patient Service Centers
Background Screen Form
Stamped, Self-Addressed Envelope
2014 Benefit Summary
Must-Do Results and Cultural Behaviors
AICP document